                                                                     EXHIBIT 2




                               PURCHASE AGREEMENT


                 This PURCHASE AGREEMENT ("Agreement") is made and entered into as of December 31, 1993, by and among SPX Corporation, a Delaware corporation ("SPX"), Kodiak Partners Corp., a Delaware corporation ("Kodiak"), Kodiak Partners II Corp., a newly-formed Delaware corporation and wholly-owned subsidiary of SPX ("Kodiak II"), Riken Corporation, a Japanese corporation ("Riken"), and Riken International U.S.A., Inc., a Delaware corporation ("Seller").

                 WHEREAS, pursuant to the Fourth Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") of Sealed Power Technologies Limited Partnership (the "Partnership") dated as of October 9, 1991 among Sealed Power Management Corp., a Delaware corporation (the "Managing General Partner"), Kodiak, Seller and various individuals, Seller owns a 48% limited partnership interest and a 1% general partnership interest in the Partnership (the "Partnership Interests");

                 WHEREAS, the Managing General Partner has a capitalization consisting of 500 authorized shares of Class A Common Stock, $.01 par value, all of which shares are issued and outstanding and owned by Kodiak, and 500 shares of Class B Common Stock, $.01 par value, all of which shares are issued and outstanding and owned by Seller (the "MGP Shares");

                 WHEREAS, Kodiak II desires to purchase the Partnership Interests and the MGP Shares and Seller desires to sell the Partnership Interests and the MGP Shares to Kodiak II;

                 WHEREAS, Kodiak currently owns 275 shares of the issued and outstanding Common Stock, no par value (the "ARC Shares"), of Allied Ring Corporation, a Delaware corporation ("ARC");

                 WHEREAS, Riken desires to purchase the ARC Shares and Kodiak desires to sell the ARC Shares to Riken;

                 NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                  PURCHASE AND SALE OF PARTNERSHIP INTERESTS,
                 MGP SHARES AND ARC SHARES; GUARANTY OF PAYMENT

                 1.1 Agreement to Purchase and Sell the Partnership Interests, MGP Shares and ARC Shares. Upon the terms and subject to the conditions set forth in this Agreement: (a) Seller hereby agrees to sell and Kodiak II hereby agrees to purchase from Seller, the Partnership Interests and the MGP Shares, in each case on the Closing Date (as defined below) free and clear of all Encumbrances (as defined below) for $39 million (the "Kodiak II Purchase Price") and (b) Kodiak hereby agrees to sell and Riken hereby agrees to purchase from Kodiak, the ARC Shares on the Closing Date free and clear of all Encumbrances for $550,000 (the "ARC Purchase Price").

                 1.2 SPX Guaranty. SPX hereby absolutely and irrevocably guarantees to Riken and Seller, the full and prompt payment of the sum of $38,450,000 (the Kodiak II Purchase Price less the ARC Purchase Price), which amount is payable by Kodiak II to Riken or Seller at Closing. This guaranty is an absolute, unconditional and irrevocable guaranty of payment by Kodiak II and is in no way conditioned upon any requirement that Riken or Seller first attempt to collect payment from Kodiak II or any other party, obligor or guarantor, institute any suit or other legal proceedings against Kodiak II or any successors thereto, or resort to any other security or other means of obtaining payment or upon any other contingency whatsoever upon Kodiak II's failure to make the payment required by Sections 1.1(a) and 1.4(b)(i).

                 1.3 The Closing. The consummation (the "Closing") of the transactions contemplated in this Agreement shall take place at the Chicago offices of Skadden, Arps, Slate, Meagher & Flom at 10:00 a.m., local time, on March 15 , 1994 or as soon thereafter as practicable following satisfaction or waiver of all of the conditions set forth in Article IV and Article V hereof or at such other place and time as may be agreed upon in writing by SPX, Kodiak, Kodiak II, Riken and Seller (the date on which the Closing occurs is referred to as the "Closing Date").

                 1.4 Deliveries at Closing. (a) At or prior to the Closing, Seller shall deliver or cause to be delivered to Kodiak II the following:

                                    (i)  a certificate evidencing the MGP
                 Shares, free and clear of all Encumbrances, which certificate shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of Kodiak II (with all necessary stock transfer and




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         other documentary stamps affixed), and otherwise in a form acceptable for transfer on the books of the Managing General Partner;

                                   (ii)  an instrument or instruments of
         assignment of the Partnership Interests, together with evidence of payment of all applicable transfer and similar taxes, and any other documents that are necessary to transfer to Kodiak II good and marketable title to the Partnership Interests, free and clear of all Encumbrances;

                                  (iii)  resignations of the directors of the
         Managing General Partner elected by Seller; and

                                   (iv)  the certificate required to be
         delivered pursuant to Section 5.4.

                          (b)  At or prior to the Closing, Kodiak II and/or
Kodiak, as the case may be, shall deliver or cause to be delivered to Seller or Riken, as the case may be, the following:

                                    (i)  $38,450,000 (the Kodiak II Purchase
         Price less the ARC Purchase Price) by wire transfer of immediately available United States funds to an account or accounts designated by Seller and Riken;

                                   (ii)  the certificate required to be
         delivered pursuant to Section 4.4; and

                                  (iii)  a certificate evidencing the ARC
         Shares, free and clear of all Encumbrances, which certificate shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of Riken or such designee as Riken may have directed prior to the Closing (with all necessary stock transfer and other documentary stamps affixed), and otherwise in a form acceptable for transfer on the books of ARC.





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                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF RIKEN AND SELLER

                 Riken and Seller jointly and severally represent and warrant to SPX, Kodiak and Kodiak II as follows:

                 2.1 Organization and Qualification. Riken and Seller are each corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation. The Partnership Interests and the MGP Shares represent the only interests of Riken and Seller in the Partnership and the Managing General Partner.

                 2.2 Ownership of Partnership Interests and MGP Shares. The Partnership Interests and the MGP Shares are owned and have been owned at all times during the immediately preceding twelve months, beneficially and of record, by Seller, and Seller has complete power and right to sell, assign, transfer and deliver the Partnership Interests and MGP Shares free and clear of all options, pledges, security interests, liens, charges or other encumbrances or restrictions on transfer or voting of any kind whatsoever ("Encumbrances"), other than restrictions contained in the Partnership Agreement and the Stockholders Agreement, dated October 9, 1991, between Kodiak and Seller (the "Stockholders Agreement"). Upon consummation of the transactions contemplated hereby, Kodiak II will acquire good and marketable title to the Partnership Interests and the MGP Shares, free and clear of all Encumbrances other than restrictions contained in the Partnership Agreement and the Stockholders Agreement.

                 2.3 Authorization. Each of Riken and Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Seller and the Board of Directors of Riken have duly approved and authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and no further corporate action or other proceeding on the part of Riken or Seller is necessary to approve and authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Riken and Seller and constitutes a valid and binding agreement of Riken and Seller, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or at law).





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                 2.4  No Approvals or Conflicts.  Except with respect to the
Partnership Agreement and the Stockholders Agreement, neither the execution and delivery by Riken or Seller of this Agreement nor the consummation by Riken or Seller of the transactions contemplated hereby will (i) violate, conflict with or result in a breach of any provision of the charter or by-laws or similar governing document of Riken or Seller, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any Encumbrance upon any of Seller's or Riken's properties or assets, including Seller's interest in the Partnership Interests or the MGP Shares or upon the properties or assets of any of their respective subsidiaries or affiliates (including, without limitation, the Partnership) under any note, indenture, license, franchise, permit, lease, contract, agreement or other instrument or obligation to which Seller or Riken or any of their respective subsidiaries or affiliates may be bound or subject, (iii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any court or governmental authority, domestic or foreign, applicable to the Partnership or Riken or Seller or any of their respective subsidiaries or affiliates or any of their respective properties or assets or (iv) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority or other person in connection with the execution, delivery and performance of this Agreement by Riken or Seller; except in the case of clauses (ii), (iii) and (iv) above, where such violation, conflict, breach, default, termination, acceleration, creation or failure to obtain or make any such consent, approval, authorization, notice, declaration, filing or registration, or any other consequence or event described therein, would not, individually or in the aggregate, be reasonably likely to adversely affect the ability of Riken or Seller to consummate the transactions contemplated hereby.

                 2.5 Investment Intent. Riken is acquiring the ARC Shares for its own account and not with a view to or for sale in connection with any distribution thereof.

                 2.6 Brokers and Finders. Neither Riken, Seller nor any of their respective officers, directors, employees, affiliates or associates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.


                                  ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF SPX, KODIAK AND KODIAK II

                 SPX, Kodiak and Kodiak II jointly and severally represent and warrant to Riken and Seller as follows:





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                 3.1  Corporate Organization.  SPX, Kodiak and Kodiak II are
each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.

                 3.2 Ownership of ARC Shares. The ARC Shares are owned, beneficially and of record, by Kodiak, and Kodiak has complete power and right to sell, assign, transfer and deliver the ARC Shares free and clear of all Encumbrances. Upon consummation of the transactions contemplated hereby, Riken will acquire good and marketable title to the ARC Shares, free and clear of all Encumbrances.

                 3.3 Authorization, etc. Each of SPX, Kodiak and Kodiak II has full corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of each of SPX, Kodiak and Kodiak II has duly approved and authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and no further corporate action or other proceeding on the part of SPX, Kodiak or Kodiak II is necessary to approve and authorize the execution and delivery of this Agreement by SPX, Kodiak or Kodiak II or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of SPX, Kodiak and Kodiak II and constitutes a valid and binding obligation of SPX, Kodiak and Kodiak II, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or at law).

                 3.4 No Approvals or Conflicts. Neither the execution and delivery by SPX, Kodiak or Kodiak II of this Agreement nor the consummation by SPX, Kodiak or Kodiak II of the transactions contemplated hereby will (i) violate, conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of SPX, Kodiak or Kodiak II, (ii) except as shown on Schedule A hereto, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any Encumbrance upon any of SPX's, Kodiak's or Kodiak II's properties or assets, including the ARC Shares, or upon the properties or assets of any of their subsidiaries or affiliates (including, without limitation, the Partnership), under any note, indenture, license, franchise, permit, lease, contract, agreement or other instrument or obligation to which SPX, Kodiak or Kodiak II or any of their subsidiaries or affiliates or any of their respective properties may be bound or subject, (iii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any court or governmental authority, domestic or foreign, applicable to SPX, Kodiak or Kodiak II or any of their subsidiaries or affiliates or any of their respective properties or assets, or (iv) require





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any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority in connection with the execution, delivery and performance of this Agreement by SPX, Kodiak or Kodiak II; except in case of clauses (ii), (iii) and (iv) above, where such violation, conflict, breach, default, termination, acceleration, creation or failure to obtain or make any such consent, approval, authorization, notice, declaration, filing or registration, or any other consequence or event described therein, would not, individually or in the aggregate, be reasonably likely to adversely affect the ability of SPX, Kodiak or Kodiak II to consummate the transactions contemplated hereby.

                 3.5 Investment Intent. Kodiak II is acquiring the Partnership Interests and the MGP Shares for its own account and not with a view to or for sale in connection with any distribution thereof.

                 3.6 Brokers and Finders. Neither SPX, Kodiak, Kodiak II nor any of their respective officers, directors, employees, affiliates or associates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees for which Seller or Riken will be liable in connection with the transactions contemplated by this Agreement.


                                   ARTICLE IV

                 CONDITIONS TO SELLER'S AND RIKEN'S OBLIGATIONS

                 Each and every obligation of Seller and Riken under this Agreement to consummate the transactions contemplated hereby is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Seller and Riken:

                 4.1 Representations and Warranties. The representations and warranties made by SPX, Kodiak and Kodiak II in this Agreement shall be true and correct in all material respects when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement.

                 4.2 Performance. Each of SPX, Kodiak and Kodiak II shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by SPX, Kodiak and Kodiak II prior to the Closing.





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                 4.3  Injunctions.  On the Closing Date, there shall be no
injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

                 4.4 Officer's Certificate. Each of SPX, Kodiak and Kodiak II shall have delivered to Seller a certificate, dated the Closing Date and executed by the President or a Vice President of SPX, Kodiak and Kodiak II, certifying to the fulfillment of the conditions specified in Sections 4.1 and
4.2 hereof.


                                   ARTICLE V

           CONDITIONS TO SPX'S, KODIAK'S AND KODIAK II'S OBLIGATIONS

                 Each and every obligation of SPX, Kodiak and Kodiak II under this Agreement to consummate the transactions contemplated hereby is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by SPX, Kodiak and Kodiak II:

                 5.1 Representations and Warranties. The representations and warranties made by Riken and Seller in this Agreement shall be true and correct in all material respects when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement.

                 5.2 Performance. Each of Riken and Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by Riken or Seller prior to the Closing.

                 5.3 Injunctions. On the Closing Date there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

                 5.4 Officer's Certificate. Each of Riken and Seller shall have delivered to SPX, Kodiak and Kodiak II a certificate, dated the Closing Date and executed by an officer of Riken and Seller, respectively, certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 hereof.





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                 5.5  Consents.  SPX shall have received consents, waivers or amendments to permit the transactions contemplated herein pursuant to the agreements listed on Schedule A hereto or, refinancing of the amounts borrowed pursuant to such agreements upon terms and conditions reasonably satisfactory to SPX.


                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

                 6.1 Confidentiality. Each of Riken and Seller will hold, and will cause their respective consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its respective counsel, by other requirements of law, all documents and information concerning SPX, Kodiak, Kodiak II and the Partnership furnished to them in connection with this Agreement, the Partnership Agreement or the Partnership or reflecting or based upon, in whole or in part, such information, except to the extent that such information can be shown to have been (i) previously known by the party or parties to which it was furnished (provided that such information is not subject to another confidentiality agreement or other obligation of secrecy owed to the party or parties providing such information), (ii) in the public domain through no fault of the party or parties to which it was furnished or (iii) later lawfully acquired from other sources by the party or parties to which it was furnished (provided that such sources are not known by such party or parties to be bound by a confidentiality agreement with or other obligation of secrecy to the disclosing party or parties or another party). Each of Riken's and Seller's covenant contained in this Section 6.1 shall continue for five years from the Closing Date, except to the extent the information referred to herein comes into the public domain through no fault of the party or parties required to hold it in confidence.

                 6.2 Notice of Breach of Representation or Warranty. From time to time prior to the Closing, the parties agree to notify promptly each other with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement would have resulted in the breach of a representation or warranty made in this Agreement. No such notice with respect to this Agreement shall be deemed to cure any breach of any representation or warranty made in this Agreement so as to permit the Closing to occur unless SPX, Kodiak, Kodiak II, Riken or Seller, as the case may be, specifically agrees thereto in writing.

                 6.3 Covenant to Satisfy Conditions. Each of Riken, Seller, Kodiak, Kodiak II and SPX agree to use reasonable efforts to insure that the conditions set forth in Article IV





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and Article V hereof are satisfied, insofar as such matters are within the control of any of them.

                 6.4 Obligations under Partnership Agreement. Each of Riken and Seller agrees that from and after the date hereof they shall not take any position in any tax return, amended tax return or audit or otherwise with respect to taxes that is inconsistent with any provision of the Partnership Agreement. Except as otherwise provided in this Section 6.4 and Section 6.1, as of the Effective Date (as defined below), Seller shall no longer be deemed to be a partner in the Partnership and shall not have any continuing obligation or liability to any other partner of the Partnership or the Partnership and no other partner or the Partnership shall have any continuing obligation or liability to Seller or Riken, in each case, under the terms of the Partnership Agreement.

                 6.5 Effective Date. Each of Riken, Seller, SPX, Kodiak and Kodiak II agree that the transfer of the MGP Shares and Partnership Interests by Seller to Kodiak II and the transfer of the ARC Shares by SPX to Riken shall be effective immediately prior to the close of business on December 31, 1993 (the "Effective Date").


                                  ARTICLE VII

                                  TERMINATION

                 7.1 Termination. This Agreement may be terminated and abandoned at any time prior to Closing:

                          (a)  by the mutual written consent of Riken, Seller,
Kodiak, Kodiak II and SPX; or

                          (b)  by either Riken, Seller, Kodiak, Kodiak II or
SPX in the event the Closing has not occurred on or before September 30, 1994; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

                 7.2 Effect of Termination. In the event of any termination of this Agreement, neither party to this Agreement will have any liability to the other, except for any breach of any provisions of this Agreement.





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                                  ARTICLE VIII

                             CONDUCT OF BUSINESS OF
                        PARTNERSHIP PENDING THE CLOSING

                 8.1 Regular Course of Business. Prior to the Closing, the parties hereto agree to use best efforts to insure that the Partnership shall carry on the Partnership Operations (as hereinafter defined) substantially in the same manner as heretofore conducted, and shall not institute with respect to the Partnership Operations any new methods of purchase, sale, lease, management, or accounting or operation or engage in any transaction or activity, enter into any agreement or make any commitment relating to the Partnership Operations, except in the ordinary course of business and consistent with past practice. For purposes of this Agreement, "Partnership Operations" means all of the Partnership's properties, assets, operations and businesses and all other rights and privileges, real, personal or mixed, intangible or tangible, pertaining, or relating to the Partnership's divisions of every kind and description, wherever such properties, assets, operations and businesses may be located, as the same exist on the date of this Agreement.

                 8.2 Organization. Prior to the Closing, the parties hereto agree to use best efforts to insure that the Partnership shall preserve the relationships of the Partnership Operations with lessors, suppliers, distributors, customers and others having business relations with it; provided, however, that nothing herein shall prevent the Partnership from asserting any claims against any such lessors, suppliers, distributors, customers and others.

                 8.3 Compliance with Laws. The parties hereto agree to use best efforts to insure that the Partnership shall use all reasonable efforts to comply duly with all laws applicable to the Partnership Operations, the violation of which would be reasonably likely to result in a material adverse effect upon the Partnership Operations.


                                   ARTICLE IX

                                 MISCELLANEOUS

                 9.1 Survival of Representations and Warranties. The several representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant hereto shall survive the Closing Date for a period of one year; provided however, that the representations and warranties contained in Sections 2.2 and 3.2 shall survive the Closing Date without limitation.





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                 9.2  Fees and Expenses.  Each of the parties shall bear its own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement. If either of the parties has retained a broker or finder in connection with the transactions contemplated herein, such party shall bear the fees and expenses of such broker or finder.

                 9.3 Further Assurances. From time to time, each party, without further consideration, will execute and deliver such documents (including, without limitations, any tax election) and take such action as the other party may reasonably request in order to more effectively consummate the transactions contemplated hereby and to vest in Kodiak II title to the Partnership Interests and the MGP Shares and to vest in Riken title to the ARC Shares. SPX agrees to negotiate in good faith with its creditors to obtain all necessary modifications, consents, amendments or waivers which may be required pursuant to the agreements listed on Schedule A attached hereto that are not being repaid or refinanced as contemplated by Section 5.5.

                 9.4 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of New York (without giving effect to its principles of conflict of laws). The parties acknowledge and agree that each has entered into this Agreement in the mutual expectation that its terms and conditions will be governed by and interpreted in accordance with the substantive laws of the State of New York. Therefore, the parties waive any right which any of them may have to challenge the efficacy of this provision or to contend that the laws of any other jurisdiction should govern the interpretation of this Agreement because such other jurisdiction has more significant contacts with, or a greater interest in, the matter in dispute than does the State of New York. Each party agrees that any suit, action or proceeding with respect to this Agreement, and the performance of the parties hereunder shall only be brought in the Courts of the State of New York in the County of New York, City of New York, or in the United States District Court for the Southern District of New York. Accordingly, each party submits irrevocably to the exclusive jurisdiction of each such Court for the purpose of any such suit, action or proceeding and waives irrevocably both any right which it may have to bring any such suit, action or proceeding in any forum other than a Court of the State of New York in the County of New York, City of New York, or in the United States District Court for the Southern District of New York, and any defense which it may have to the enforcement of this provision, whether based on the inconvenience of the forum or otherwise. Each party acknowledges that service of process in any such suit, action or proceeding may be effected in any manner then permitted, as the case may be, under the New York Civil Practice Law and Rules or the Federal Rules of Civil Procedure of the United States of America (or any instrument corresponding thereto).





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                 9.5  Amendment.  This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                 9.6 No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as provided in this Section 9.6, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; Kodiak II may assign all or any portion of its rights and obligations to purchase the Partnership Interests and the MGP Shares under this Agreement to any person, corporation, business trust, joint venture, association or company (a "Kodiak Permitted Assignee"); Riken may assign all or any portion of its rights and obligations to purchase the ARC Shares to a direct or indirect wholly-owned subsidiary of Riken (a "Riken Permitted Assignee"). If such assignment shall be made by Kodiak II or Riken, as the case may be, such Kodiak Permitted Assignee or Riken Permitted Assignee shall be entitled to all of the rights and shall assume all of the obligations of Kodiak II or Riken, as the case may be, with respect to such assignment but such assignment shall not relieve Kodiak II or Riken, as the case may be, of its obligations hereunder.

                 9.7 Publicity. None of SPX, Riken, Kodiak, Kodiak II or Seller shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior written consent of the other parties. This provision shall not apply, however, to any announcement or written statement required, in the opinion of counsel to such party, to be made by law or the regulations of any federal or state governmental agency or any stock exchange, except that the party required to make such announcement shall, whenever practicable, consult with the other parties concerning the timing and content of such announcement before such announcement is made.

                 9.8 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by the party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

                 9.9 Notices. Any notices and other communications to be given in connection with this Agreement shall be in writing, and shall be deemed to have been given upon the





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
earliest of delivery thereof if by hand or upon receipt if sent by mail (registered or certified mail, postage prepaid, return receipt requested), or on the second business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telex or facsimile transmission (with request for assurance of receipt in a manner customary for communications of such type) as follows:

If to SPX or Kodiak II:

                 SPX Corporation
                 100 Terrace Plaza
                 Muskegon, Michigan  49443
                 Attention:  General Counsel

with a copy to:

                 Skadden, Arps, Slate, Meagher & Flom
                 333 West Wacker Drive
                 Chicago, Illinois  60606
                 Attention:  William R. Kunkel

If to Riken or Seller:

                 Riken Corporation
                 13-5 Kudankita 1-chome
                 Chiyoda-ku, Tokyo 102 Japan
                 Attention:  Managing Director

with a copy to:

                 Whitman, Breed, Abbott & Morgan
                 200 Park Avenue
                 New York, New York  10166
                 Attention:  Jay Gladis


or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

                 9.10 Complete Agreement. This Agreement and the other documents and writings referred to herein or delivered pursuant hereto, contain the entire understanding of the parties with respect to their subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth in such documents with respect to the subject matter of this Agreement. Except as otherwise provided herein, this Agreement supersedes all prior agreements and understandings, both written and oral, between the parties with respect to such subject matter. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                 9.11 Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                 9.12 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                 9.13 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                 9.14 Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns (including, without limitation, a Permitted Assignee pursuant to Section 9.6), any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                 IN WITNESS WHEREOF, SPX, Kodiak, Kodiak II, Riken and Seller have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                    SPX CORPORATION



                                    By:   /s/ Dale A. Johnson
                                    Name: Dale A. Johnson
                                    Title: Chairman & Chief Executive Officer


                                    KODIAK PARTNERS CORP.



                                    By:   /s/ James M. Sheridan
                                    Name: James M. Sheridan
                                    Title: Vice President


                                    KODIAK PARTNERS II CORP.



                                    By:   /s/ James M. Sheridan
                                    Name: James M. Sheridan
                                    Title: Vice President


                                    RIKEN CORPORATION



                                    By:   /s/ Ko Chiba
                                    Name: Ko Chiba
                                    Title: President

                                       RIKEN INTERNATIONAL U.S.A.,
                                        INC.


                                       By:   /s/ T. Suzuki
                                       Name: T. Suzuki
                                       Title: President